Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nthglobal.com	brett@haydenir.com

FOR IMMEDIATE RELEASE

Natural Health Trends Reports Continued Momentum,

Record First Quarter Financial Results

Revenue of $23.2 Million, up 168%; $0.26 in Diluted EPS

Second Dividend is Declared

DALLAS, TX, May 7, 2014 -- Natural Health Trends Corp. (OTCQB: NHTC), a leading direct selling company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced record financial results for the quarter ended March 31, 2014.

First Quarter Financial Highlights

●

Total revenues were $23.2 million, up 168% compared to $8.7 million in the first quarter last year and up 21% sequentially compared to $19.1 million for the fourth quarter last year. This was the fifth consecutive sequential quarterly increase in revenues.

●	Operating income was $3.1 million, up 968% compared to $292,000 last year, and up 88% sequentially from $1.7 million for the fourth quarter last year.
●	Net income was $3.1 million, or $0.26 per diluted share, compared to $283,000, or $0.03 per diluted share, last year and $1.6 million, or $0.14 per diluted share, for the fourth quarter last year.
●	Cash and cash equivalents increased to $23.3 million as of March 31, 2014 from $14.6 million at December 31, 2013.

“The strong momentum we built in 2013 continued into the first quarter,” commented Chris Sharng, President of Natural Health Trends Corp. “Net sales in Hong Kong increased 237% and sales in Taiwan increased 12% compared to the first quarter of last year, demonstrating the strong organization we have built in these two important geographies. We continue to expand our gross profitability, grow our operating income and expand our free cash flow, helping to support our prospect for long-term growth.”

“Our focus is on sustaining this momentum and continuing to drive improved results,” added Mr. Sharng. “All of the critical business drivers that we built: leader support, promotional plans, training, product development, member services and commissions plan are working effectively. We expect 2014 will be an exceptional year for Natural Health Trends, its members, customers and shareholders.”

Dividend

Yesterday the Board of Directors declared its second consecutive quarterly dividend. The declared dividend included a cash dividend of $0.0196 per share on outstanding Series A preferred stock, which represents the accrued unpaid dividends through the declaration date, and a cash dividend of $0.005 per share on common stock outstanding, totaling aggregate dividends of $60,000, payable in cash on June 4, 2014 to stockholders of record on May 27, 2014.

Shareholder Conference Call

Management will conduct a conference call to discuss its first quarter financial results. Details of the call are as follows:

●	Date: Wednesday, May 7, 2014
●	Time: 4:30 p.m. ET/3:30 p.m. CT
●	Dial-in number: 1-877-941-1428 (domestic) 1-480-629-9665 (international)
●	Webcast link: http://public.viavid.com/index.php?id=108979

A replay will be available from 7:30 p.m. ET on May 7 through 11:59 p.m. ET on May 14, by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing replay pin number 4681425.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand. Additional information can be found on the company's website, www.naturalhealthtrendscorp.com.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 7, 2014, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

-- Tables follow --

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31, 2013	March 31, 2014
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,550	$23,334
Accounts receivable	134	168
Inventories, net	1,828	3,323
Other current assets	658	1,742
Total current assets	17,170	28,567
Property and equipment, net	265	294
Goodwill	1,764	1,764
Restricted cash	328	323
Other assets	300	296
Total assets	$19,827	$31,244

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,058	$4,438
Income taxes payable	25	53
Accrued distributor commissions	3,962	3,957
Other accrued expenses	3,146	4,321
Deferred revenue	2,569	7,881
Deferred tax liability	108	108
Other current liabilities	882	923
Total current liabilities	13,750	21,681
Commitments and contingencies
Stockholders’ equity:
Preferred stock	111	93
Common stock	11	12
Additional paid-in capital	80,655	81,272
Accumulated deficit	(74,619)	(71,706)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	(81)	(108)
Total stockholders’ equity	6,077	9,563
Total liabilities and stockholders’ equity	$19,827	$31,244

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2013	2014

Net sales	$8,651	$23,162
Cost of sales	2,228	5,252
Gross profit	6,423	17,910
Operating expenses:
Distributor commissions	3,674	10,423
Selling, general and administrative expenses	2,445	4,347
Depreciation and amortization	12	21
Total operating expenses	6,131	14,791
Income from operations	292	3,119
Other income (expense), net	7	(9)
Income before income taxes	299	3,110
Income tax provision	12	39
Net income	287	3,071
Preferred stock dividends	(4)	(4)
Net income available to common stockholders	$283	$3,067

Income per common share:
Basic	$0.03	$0.27
Diluted	$0.03	$0.26

Weighted-average number of common shares outstanding:
Basic	11,069	11,361
Diluted	11,248	11,673

Cash dividends declared per share:
Common	$–	$0.005
Series A preferred stock	$–	$0.815

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)

	Three Months Ended March 31,
	2013	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$287	$3,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12	21
Stock-based compensation	30	25
Changes in assets and liabilities:
Accounts receivable	(59)	(39)
Inventories, net	(28)	(1,527)
Other current assets	232	(1,105)
Other assets	(2)	–
Accounts payable	428	1,381
Income taxes payable	12	28
Accrued distributor commissions	215	21
Other accrued expenses	(279)	1,040
Deferred revenue	304	5,320
Other current liabilities	(134)	47
Net cash provided by operating activities	1,018	8,283

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(14)	(63)
Net cash used in investing activities	(14)	(63)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	–	598
Repurchase of common stock	(12)	(24)
Net cash provided by (used in) financing activities	(12)	574

Effect of exchange rates on cash and cash equivalents	(26)	(10)
Net increase in cash and cash equivalents	966	8,784
CASH AND CASH EQUIVALENTS, beginning of period	4,207	14,550
CASH AND CASH EQUIVALENTS, end of period	$5,173	$23,334

NON-CASH FINANCING ACTIVITY:
Conversion of preferred stock	$–	$18
Cash dividends declared, but not yet paid	–	158

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